                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|     Preliminary Proxy Statement
|_|     Confidential, for use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
|X|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Rule 14a-11(c) or rule 14a-12

                       FNB Financial Services Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                               [LOGO TO BE ADDED]
                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 13, 1999

To Our Shareholders:

         NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, the 1999 Annual Meeting of Shareholders of FNB Financial Services Corporation (the "Company") will be held at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina on Tuesday, April 13, 1999, at 1:00 p.m., for the following purposes:

         1. To elect three nominees to serve as Class III Directors, each to serve a three-year term until the Annual Meeting of Shareholders in 2002;

         2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

         All shareholders are invited to attend the Annual Meeting. Only those shareholders of record as of the close of business on February 16, 1999, are entitled to notice of, and to vote at, the Annual Meeting and all adjournments and postponements of the meeting. If the Annual Meeting is adjourned or postponed, the new date, time and place will be announced at the Annual Meeting prior to adjournment or postponement. It is important that your stock be represented at this meeting so that the presence of a quorum may be assured.

         Information about the activities and operation of the Company during the fiscal year ended December 31, 1998 is contained in the Company's 1998 Annual Report to Shareholders, a copy of which is enclosed.

         It is important that your shares of stock be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided so that it will be received no later than Friday, April 9, 1999. If you attend the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors,

                                                              Robert F. Albright
March 16, 1999                                          Executive Vice President

                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         The accompanying proxy is solicited by and on behalf of the Board of Directors of FNB Financial Services Corporation, a North Carolina corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders to be held on April 13, 1999, at 1:00 p.m. at the Bryan Enrichment Center, 6275 Bryan Park Road, Brown Summit, North Carolina (the "Annual Meeting"), and at any adjournment or postponement thereof. The Company's wholly-owned subsidiary is FNB Southeast, a North Carolina bank, which until March 15, 1999 when its change in charter from a national bank to a North Carolina bank took effect, was most recently known as First National Bank Southeast (the "Bank"). The purposes of the Annual Meeting are:

         1. To elect three nominees to serve as Class III Directors, each to serve a three-year term until the Annual Meeting of Shareholders in 2002;

         2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting or any adjournment or postponement thereof. Nonetheless, the proxyholders named on the enclosed proxy card may vote in accordance with the instructions of the Board of Directors or in the absence thereof, in accordance with their discretion, on any matter properly presented for action of which the Board of Directors is not now aware. The shares represented by all properly executed proxies received by the Company in time to be taken to the Annual Meeting will be voted; and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specifications. IF A SPECIFICATION IS NOT MADE, THE PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE AND IN THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS.

         This Proxy Statement is first being mailed to shareholders of record as of February 16, 1999 on or about March 16, 1999.

         By signing the proxy, a shareholder will be authorizing the proxyholder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Board of Directors believes adjournment would promote shareholder interests.

         Proxies may be revoked at any time before they are exercised by (i) filing a written notice of revocation with the Secretary of the Company, (ii) filing a duly executed proxy bearing a later date or (iii) personally appearing at the Annual Meeting and electing to vote in person.

         The cost of the solicitation of proxies will be borne by the Company. Solicitation of proxies will be made by mail except that, if necessary, proxies may be solicited personally or by telephone by directors, officers and employees of the Company or the Bank, none of whom will receive special compensation for their efforts. Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for the reasonable out-of-pocket expenses thereby incurred.


                          VOTING SECURITIES OUTSTANDING

         Only shareholders of record as of the close of business on February 16, 1999, will be entitled to notice of, and to vote at, the Annual Meeting. On such date, the Company had 3,377,415 shares of Common Stock, par value $1.00 per share, issued and outstanding, each of which is entitled to one vote on each matter calling for a vote of the shareholders. There are no other voting securities.

         Each shareholder entitled to vote has the right to vote, in person or by proxy, the number of shares standing of record in his name for as many persons as there are directors to be elected.

         The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting will constitute a quorum. Since many of the shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented.

                          SHARE OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of February 16, 1999, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in the Proxy Statement and all directors and officers as a group. As of February 16, 1999, there were no individuals or entities known to the Company who beneficially owned more than five percent of the Company's outstanding Common Stock. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person.

                                                       Shares
                                                    Beneficially     Percent
    Name                                            Owned (1)(2)   of Class (1)
    ----                                            ------------   ------------

    Ernest J. Sewell...............................    62,404         1.8%
    Willard B. Apple, Jr...........................    22,390           *
    Charles A. Britt...............................    20,553           *
    Barry Z. Dodson................................     7,946           *
    O. Eddie Green.................................    34,682         1.0%
    Joseph H. Kinnarney............................    19,061           *
    Clifton G. Payne...............................    61,699         1.8%
    Elton H. Trent, Jr.............................    48,055         1.4%
    Kenan C. Wright................................    13,409           *
    Robert F. Albright.............................    22,185           *

    Directors and executive officers as a group,
      including those listed above (12 persons)....   332,798         9.5%

---------------------------
*        Less than one percent.

(1) Based upon 3,377,415 shares of Common Stock outstanding on February 16, 1999. The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days of February 16, 1999. Beneficial ownership may be disclaimed as to certain of the securities.

(2)      Each director who is not an officer of the Company (other than Willard
         B. Apple, Jr., Barry Z. Dodson, O. Eddie Green and Clifton G. Payne) has the right to acquire 8,067 shares of Common Stock under presently exerciseable stock options. Mr. Sewell has the right to acquire 38,553 shares, Mr. Apple 2,250 shares, Mr. Dodson 2,472 shares, Mr. Green 6,867 shares, Dr. Payne 250 shares and Mr. Albright 21,385 shares under presently exerciseable options. All directors and executive officers as a group have the right to acquire 123,662 shares of Common Stock under stock options exercisable currently or within 60 days of February 16, 1999. These shares are shown as beneficially owned.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         It is intended that the persons named in the accompanying form of proxy will vote FOR the three nominees listed under the caption "Class III" below for directors, unless the authority to so vote is withheld. All three of the nominees are presently members of the Board of Directors of the Company and of the Board of Directors of the Bank.

         The Board of Directors of the Company is divided into three classes:
Class I, Class II and Class III. If elected, the nominees will be designated Class III, and will serve until the Annual Meeting of Shareholders in 2002. The directors designated as Class I have been previously elected to serve until the 2000 Annual Meeting of Shareholders, and the directors designated as Class II have been previously elected to serve until the 2001 Annual Meeting of Shareholders.

         The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

               Class I                 Class II             Class III (Nominees)
               -------                 --------             --------------------
        (Term Expiring 2000)      (Term Expiring 2001)      (Term Expiring 1999)

         Ernest J. Sewell         Willard B. Apple, Jr.     Joseph H. Kinnarney

         Charles A. Britt         O. Eddie Green            Elton H. Trent, Jr.

         Barry Z. Dodson          Clifton G. Payne          Kenan C. Wright

         The total number of directors comprising the Company's Board of Directors has been fixed at eleven. The Board currently has a vacancy of two directors resulting from the prior retirement of two directors. The remaining directors are permitted under the Company's Bylaws to fill the vacancies at any time and to assign any director appointed to fill a vacancy to any class, as long as the number of directors in each class are as close in number as possible. Although the Company currently has no plans to fill any of the existing vacancies on its Board of Directors, it may do so at any time with the consent of a majority of the directors then in office. The term of office of any such director appointed to fill the vacancy expires with the class in which such director has been appointed.

         The Board of Directors has no reason to believe that the persons named as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxyholders named in the accompanying proxy card to vote for the election of such other person or persons as the proxyholders determine in their discretion. In no circumstance will the proxy be voted for more than three nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

         In tallying shareholder votes, abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Under the North Carolina Business Corporation Act, to be elected as a director, a nominee need only receive a plurality of the votes cast, provided a quorum of shareholders is present. Accordingly, abstentions and broker non-votes will not be counted against such nominees.

         A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

The Board of Directors recommends a vote "FOR" all of the nominees for election as directors.

         Set forth below are the names and other information pertaining to the Board's nominees and other directors whose terms of office will continue after the 1999 Annual Meeting:

                                                                                    First Year
                 Name                  Position With Company           Age       Elected Director
                 ----                  ---------------------           ---       ----------------
Class I
  Ernest J. Sewell                  Director, President and CEO         58             1995
  Charles A. Britt (1)(2)                    Director                   49             1985
  Barry Z. Dodson (1)(2)                     Director                   50             1997

Class II
  Williard B. Apple, Jr.(1)(2)         Director and Chairman            68             1969
  O. Eddie Green (2)                         Director                   64             1970
  Clifton G. Payne (1)(2)                    Director                   67             1976

Class III (Nominees)
  Joseph H. Kinnarney                        Director                   45             1988
  Elton H. Trent, Jr. (2)                    Director                   66             1969
  Kenan C. Wright (1)(2)                     Director                   46             1990

----------------------------
(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee

         Ernest J. Sewell is the President, Chief Executive Officer and a Director of the Company and the Bank. He assumed his current position on January 26, 1995 after the resignation of Willard B. Apple, Jr. from those positions on that date. Prior to joining the Company and the Bank, Mr. Sewell served as Senior Vice President of Branch Banking and Trust Company, with 26 years of previous banking experience. Mr. Sewell is a member of the Board of Trustees of Annie Penn Memorial Hospital, Reidsville, North Carolina, and is Chairman of its Investment Committee. He is an avid pilot who also serves on the boards of various charitable organizations and is Vice Chairman of the Rockingham County Airport Authority.

         Charles A. Britt joined the Board of Directors of the Company and the Bank in 1985 and has been the owner of Carolina Apothecary, Inc. and Belmont Pharmacy, Inc. since January 1993. Mr. Britt has a degree in pharmacy, which he earned in 1972 from the University of North Carolina.

         Barry Z. Dodson joined the Board of Directors of the Company and the Bank in 1997 and is a self-employed Certified Public Accountant. He is the owner of Barry Dodson CPA, an accounting firm with offices located in Madison and Reidsville, North Carolina.

         Willard B. Apple, Jr., a former mayor of Reidsville, North Carolina, has been Chairman of the Board of Directors of the Company and the Bank since 1993. He also served as President and Chief Executive Officer of the Company from its organization as a bank holding company in 1984 until 1993 and the Bank from 1969 until 1993. Mr. Apple also acted as interim Chief Executive Officer of the Company and the Bank from August 1994 to January 1995. Mr. Apple is a former member of the Board of Directors of the Federal Reserve Bank of Richmond and is a Life Member of the Reidsville Jaycees. He has also served and currently serves on the boards of various charitable and civic organizations located in the Rockingham County area of North Carolina.

         O. Eddie Green joined the Board of Directors of the Bank in 1970 and the Board of Directors of the Company in 1984 and has been the Division Manager of Chandler Concrete Co., Inc., providers of ready-mixed concrete located in Reidsville, North Carolina, since 1991. Mr. Green obtained his degree in Civil Engineering from N.C. State University in 1956.

         Clifton G. Payne joined the Board of Directors of the Bank in 1976 and the Board of Directors of the Company in 1984 and has been retired from the practice of medicine since 1991. Dr. Payne earned his M.D. degree from the University of North Carolina in 1956.

         Joseph H. Kinnarney joined the Board of Directors of the Company and the Board of Directors of the Bank in 1988 and has been the President of Reidsville Veterinary Hospital, Inc. since 1988. In 1976, Mr. Kinnarney earned a Masters degree from the University of Kentucky in Animal Science and a Doctorate of Veterinary Medicine from Cornell University in 1980.

         Elton H. Trent, Jr. joined the Board of Directors of the Bank in 1969 and has been the Vice Chairman of the Board of Directors of the Bank since 1984 and the Company since 1994. Mr. Trent is a former councilman of the City of Reidsville and is now retired.

         Kenan C. Wright joined the Board of Directors of the Company and the Board of Directors of the Bank in 1990 and has been the President of The Wright Co. of N.C. Inc., a general contractor located in Eden, North Carolina, since 1990.


                    ATTENDANCE AT BOARD MEETINGS; COMMITTEES

         During fiscal 1998, there were 12 regular meetings and no special meetings of the Board of Directors of the Company. Each of the incumbent directors attended 75% or more of the meetings held by the Company's Board of Directors. The Company has an Audit Committee and a Compensation Committee, but does not have a standing Nominating Committee. The members of the Audit Committee, which reviews the reports and oversees the actions of the internal audit department, are Messrs. Payne, Britt, Dodson and Wright. The Audit Committee met eight times during 1998. The Compensation Committee, which met four times during 1998, is comprised of Messrs. Britt, Dodson, Green, Payne, Trent, Jr., and Wright. The function of the Compensation Committee is to review and recommend executive salary and benefit programs. The Board of Directors of the Company performs the functions that would be performed by a nominating committee. The Chairman of the Board of Directors, Mr. Apple, is an ex officio member of all Board committees. Presently, the Board of Directors does not have a policy or procedure restricting or limiting shareholder recommendations for nominees to the Board.

         During fiscal 1998, there were 12 regular meetings and no special meetings of the Board of Directors of the Bank. Each of the incumbent directors attended 75% or more of the aggregate of the total number of Bank Board meetings and the total number of meetings held by all committees of the Bank's Board of Directors on which he served.

         The Board of Directors of the Bank also has an Audit Committee, a Compensation Committee and a Trust Committee, but does not have a standing Nominating Committee. Since the members of the Bank's Audit Committee and Compensation Committee are identical to the Company's, the Bank's committees meet at the same time as the Company's.

         The Trust Committee of the Bank's Board of Directors met once during the 1998 fiscal year. This Committee reviews the Trust Department's reports and recommendations and is responsible for suitable audits of that department. Committee members are Messrs. Green, Trent, Jr. and Wright.

                              DIRECTOR COMPENSATION

         In 1998, directors were paid $450 for each meeting attended of the Board of Directors of the Bank, except for the Chairman of the Board, who received $500 per meeting. Additionally, each director who is not an employee of the Bank received an annual retainer of $6,000 during 1998. Directors are also paid $150 for each committee meeting of the Board of Directors of the Bank attended, excluding those directors who are employees. Payment is not made for meetings of the Bank's Board of Directors or Committees where a director has failed to attend. The directors are also eligible for awards under the Company's Stock Compensation Plan and under the Company's Omnibus Equity Compensation Plan. During 1998, each director who was not an employee of the Bank received non-qualified stock options in July 1998 to purchase 3,000 shares of the Company's Common Stock, at an exercise price of $24.75 per share, under the Omnibus Equity Compensation Plan. Such options vest in consecutive annual increments of 25% of the shares subject to the option, with the first 25% vesting one year after the date of grant. The directors do not receive any additional compensation for attending meetings of the Board of Directors of the Company.

         All of the Company's directors and certain senior management employees are eligible to participate in the Company's Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the Company's directors and executive officers, and to allow for deferral of up to 100% of director's fees and a portion of eligible employees' compensation. Eligible employees may elect to defer up to 25% of their base salary and up to 100% of any bonuses. Under the Plan, deferred compensation is invested in a Guaranteed Interest Account (the return on which is tied to the rates on U.S. Treasury Notes).

                             EXECUTIVE COMPENSATION

         The following table sets forth for 1996, 1997 and 1998 the cash and other compensation paid to, received or deferred by the Company's chief executive officer and the Company's other executive officer whose salary and bonus in 1998 exceeded $100,000 (the "named executive officers").


                           Summary Compensation Table

                                                      Annual Compensation          Long Term Compensation
                                               --------------------------------    ----------------------
                                                                                           Awards
                                                                                   ----------------------
                                                                                               Securities
                                      Year                                         Restricted  Underlying
                                      Ended                        Other Annual      Stock      Options/        All Other
      Name and Principal Position     12/31    Salary    Bonus     Compensation     Award(s)      SARs        Compensation
      ---------------------------     ------   ------    -----     ------------    ----------  ----------     ------------
Ernest J. Sewell, President and       1998    $225,000   $74,250(1)       (2)          -0-       25,000       $17,071(3)
Chief Executive Officer               1997     176,666    48,000(1)       (2)          -0-       20,000         9,539(3)
                                      1996     125,000    43,750(1)       (2)          -0-       44,443         9,539(3)(4)

Robert F. Albright, Executive Vice    1998     $85,950   $18,909(1)       (2)          -0-       10,000       $ 7,622(3)
President and Chief Financial         1997      81,858    14,875(1)       (2)          -0-        7,500         7,622(3)
Officer                               1996      77,960    13,590(1)       (2)          -0-       18,221         7,622(3)

-----------------------

(1) Represents compensation earned by Messrs. Sewell and Albright under the Company's Annual Incentive Plan.

(2) Perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of salary and bonus compensation for Messrs. Sewell and Albright.

(3) Represents benefits to Messrs. Sewell and Albright under the Company's split-dollar insurance plan.

(4) Excludes the gain received by Mr. Sewell on the sale of his personal residence to the Company for $342,000, the value of such residence as determined by three independent appraisals performed just prior to such sale.

                        Option Grants in Last Fiscal Year

         The following table sets forth certain information concerning options to purchase Common Stock granted to the named executive officers during the year ended December 31, 1998.


                                                                                         Potential Realizable Value
                                                                                         at Assumed Annual Rates of
                                                                                          Stock Price Appreciation
                                 Individual Grants(1)                                        for Option Term(2)
-------------------------------------------------------------------------------------    --------------------------
                         Number of      % of Total
                         Securities      Options       Exercise or
                         Underlying     Granted to        Base
                          Options      Employees in    Price (Per
         Name             Granted      Fiscal Year       Share)       Expiration Date       5%             10%
         ----             -------      -----------       ------       ---------------       --             ---
Ernest J. Sewell           25,000          45%           $24.75        July 15, 2008     $389,250       $986,250

Robert F. Albright         10,000          18%           $24.75        July 15, 2008     $155,700       $394,500

-----------------------

(1) The options granted are nonstatutory stock options. The options were granted effective July 16, 1998 and expire 10 years from the effective date of grant, or if sooner, upon termination of employment, unless employment is terminated because of retirement, death or permanent and total disability, in which case the options remain exercisable for one year following the termination or the remainder of the option period, if shorter. Shares subject to the options vest 25% per year over four years with the first vesting occurring one year from the date of grant.

(2) The Potential Realizable Value of each option grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the ten year term of the option.

       Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End
                                  Option Values

         The following table sets forth certain information concerning options to purchase Common Stock held by the named executive officers during the year ended December 31, 1998, the aggregate value of gains on the date of exercise, and the value of unexercised options as of December 31, 1998.


                                                              Number of Securities          Value of Unexercised
                           Shares Acquired     Value         Underlying Unexercised         In-the-Money Options
          Name               on Exercise      Realized        Options at FY-End(#)            at FY-End ($)(1)
          ----             ---------------    --------       ----------------------         --------------------

                                                                 Exercisable/                  Exercisable/
                                                                Unexercisable                  Unexercisable
                                                                -------------                  -------------
Ernest J. Sewell                 -0-             -0-            38,553/69,778                $196,688/$160,632
Robert F. Albright               -0-             -0-            21,385/26,386                $139,156/$52,031

----------------------

(1) The value of the options is based upon the difference between the exercise price and the closing price per share of the Company's Common Stock on the Nasdaq National Market System on December 31, 1998 of $16.75.


                               Pension Plan Table

                                                     Years of Service
                                  ------------------------------------------------------
Final Average Compensation            5            10             15          20 or more
--------------------------        -------        -------        -------       ----------
         $100,000                 $16,250        $32,500        $48,750         $65,000
          200,000                  32,500         65,000         97,500         130,000
          300,000                  48,750         97,500        146,250         195,000
          400,000                  65,000        130,000        195,000         260,000
          500,000                  81,250        162,500        243,750         325,000

         The Company maintains a funded, qualified defined benefit plan known as the FNB Financial Services Corporation Employees' Pension Plan and an unfunded, non-qualified defined benefit pension plan known as the Benefit Equivalency Plan (collectively, the "Pensions Plans").

         The above table sets out the estimated annual pension benefit payable under the Pension Plans for a participant at age 65 for various levels of Final Average Compensation (as defined below) and years of service, as supplemented in the case of Mr. Sewell. Covered compensation under the Pension Plans consists of the amounts in the Annual Compensation column of the Summary Compensation Table. The benefits payable under the Benefit Equivalency Plan are fully offset by benefits paid under the Employees' Pension Plan and are partially offset by Social Security benefits. The above table does not reflect these offsets.

         For purposes of the Pension Plans, Final Average Compensation is equal to the average of the highest five consecutive calendar years of compensation paid during the ten calendar years preceding termination of employment. The average compensation for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table. The years of service for each of the named executive officers under the Pension Plans (rounded to the nearest whole number) as of December 31, 1998 are: Mr. Sewell, four years; and Mr. Albright, 18 years. No additional benefits are payable under the Pension Plans for years of service in excess of 20 years.

         Mr. Sewell's annual pension from the Company includes a supplemental benefit (which is in addition to the benefit described in the above table) equal to 2.75% of his Final Average Compensation multiplied by his years of service.

                      Employment Contracts and Termination,
                  Severance and Change-of-Control Arrangements

         In May, 1995, Ernest J. Sewell, President and Chief Executive Officer of the Company and the Bank, entered into an Employment Agreement with the Company and the Bank, jointly. The Agreement has a rolling three-year term, meaning that it is automatically renewed each month for a three-year period, unless either party terminates the Agreement in accordance with its terms. The Agreement provides for an initial annual base salary of $110,000 (increased to $240,000 as of January 1, 1999), plus a number of benefits, including participation in various compensation plans offered to the Company's employees and senior management. These plans include the Company's Long Term Incentive Plan and its Annual Management Incentive Plans, and a Benefit Equivalency (supplemental executive retirement) Plan. Mr. Sewell is also a participant in the Company's Deferred Compensation Plan. Under the Employment Agreement, if there is a change in control of the Company, Mr. Sewell may, under certain circumstances, terminate his employment with the Company, and thereafter continue to receive his base salary for a period of two years and eleven months, in addition to any other benefits.

         The Board of Directors has previously adopted a Stock Compensation Plan and an Omnibus Equity Compensation Plan. As discussed more fully in the Board Compensation Committee Report, the stock options awarded under these Plans to the Company's officers and directors grant such persons the right to acquire up to a specified number of the Company's shares at certain times in the future at a fixed price, and thereby reward the recipients for their contribution to increases in the price of the Company's shares. In the event of a change in control of the Company, benefits under these Plans may vest early.

         The Board of Directors has adopted two severance policies for the senior officers of the Company and the Bank. Under the first severance policy, any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more, and who has attained the office of Senior Vice President or above (a "Senior Officer"), is entitled to receive salary continuation payments if his employment by the Company or the Bank is terminated "without cause." Any officer covered by the policy would also be entitled to payments in the event of a "change in control" of the Company or Bank if the officer is not offered a position with the Company, the Bank, or the successor of either, at the officer's current salary, that does not require the officer to maintain an office more than 25 miles from his or her office before the change in control. These payments would be made in the same installments and amounts as the officer's salary immediately prior to the time of termination and would continue for a period of time dependent on the officer's length of employment. Any officer employed for less than ten years would receive payments for one year, any officer employed for more than ten years but less than 15 years would receive payments for 18 months, and any officer employed for more than 15 years would receive payments for two years.

         The second severance policy was adopted by the Board of Directors at its February 1997 meeting, and covers senior officers who have been employed by the Bank for less than five years and are recommended by the President and the Board of Directors. Senior officers subject to this second policy receive payments only if they are terminated as a result of a "change in control." Any officer employed for less than three years would receive payments for six months, and any officer employed for more than three years but less than five years would receive payments for nine months.

         Under either severance policy, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of the Company's home office and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either severance policy.

         The Board of Directors has adopted a Long Term Incentive Plan to encourage eligible senior management employees to make long term decisions that increase the Company's shareholder value, and enhance the Company's ability to retain such employees. Under the Plan, certain senior management employees who have significant policy-making roles, or the ability to affect policy, are awarded incentive compensation if the Company reaches specified threshold, target and maximum performance goals over a specified period, based on: (i) the increase, if any, in the price per share of the Company's Common Stock; (ii) the increase, if any, in the annual earnings per share of the Company; and (iii) the growth in the Company's average earning assets. In the event of a change in control of the Company, benefits under the Long Term Incentive Plan may vest early. Under the Long Term Incentive Plan, Mr. Sewell will be entitled to receive a payout in the following amount as of December 31, 1999: (i) $52,142, if the Company meets the threshold performance goals; (ii) $260,708, if the Company meets the target performance goals; or (iii) $391,062, if the Company meets the maximum performance goals. Mr. Albright will be entitled to receive a payout in the following amount as of December 31, 1999: (i) $20,556, if the Company meets the threshold performance goals; (ii) $102,781, if the Company meets the target performance goals; or (iii) $154,172, if the Company meets the maximum performance goals. There are seven senior officers of the Company (including Messrs. Sewell and Albright) who are participants in the Long Term Incentive Plan. The aggregate potential payouts to such participants as of December 31, 1999 would be: (i) $140,079, if the Company meets the threshold performance goals; (ii) $700,394, if the Company meets the target performance goals; or (iii) $1,050,593, if the Company meets the maximum performance goals.

         In addition to the Long Term Incentive Plan, the Board of Directors has adopted an Annual Management Incentive Plan. Annual incentives exist as a means of linking compensation to objective performance criteria that are within the control of the executive officers. Under the Annual Management Incentive Plan, certain of the Company's officers and management employees are awarded incentive compensation, based in part on the Company's achievement of specified goals, such as a minimum net income, over a specified period, generally one calendar year, and the officer's achievement of certain goals relating to the functions of the particular officer. If the Company does not meet the specified goals, discretionary awards may be made to certain officers and management employees if they meet planned individual goals during the specified period, as recommended by the Chief Executive Officer of the Company.

         Certain highly compensated employees of the Company, including the named executive officers, are eligible for the Company's Benefit Equivalency Plan, which is a supplemental executive retirement plan, intended to "make whole" those employees whose compensation under the Company's Employees' Pension Plan is limited by applicable governmental restrictions due to their compensation level. The Plan includes certain early retirement benefits.

                       Board Compensation Committee Report

         General. A compensation committee of the Company was initially constituted in 1991. Prior thereto, the functions of a compensation committee were performed by the Executive Committee of the Board of Directors. The Compensation Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company's executive officers.

         Philosophy. The fundamental philosophy of the Company's compensation program is to provide and maintain a total compensation program that is internally competitive in relation to the value of each job, recognizing and rewarding when appropriate individual differences in performance, and a program that is externally competitive in relation to the total compensation levels and compensation practices at other companies in our industry and geographic area. The overall intent of the program is to motivate superior performance on behalf of the Company and its shareholders.

         Application of Philosophy to CEO and Other Officers' Compensation. In applying this philosophy, the Compensation Committee (the "Committee") reviews and develops compensation recommendations to be considered by the entire Board of Directors. A compensation policy has been adopted that is used as a guide by the Committee and the Board of Directors to consistently and fairly address salary/benefit issues for all employees, including executive officers. The Committee met four times during 1998. The Committee directly determined the recommendations regarding the compensation of the Chief Executive Officer (the "CEO"). In addition, the Committee also sets forth recommendations involving compensation policies, incentive compensation, long term equity participation and benefit plans. The Committee also delegates to the CEO the responsibility to determine appropriate levels of salaries and incentive bonuses for the other officers in the Bank. Primary consideration is given to attainment and performance in relation to individual goals and objectives that are established at the beginning of each year before increases are granted. Additional consideration is given by both the Committee (with regard to the CEO) and the CEO (with regard to other officers) to the demonstration of the leadership skills needed to enable the Company to achieve the business objectives set forth by the Board of Directors.

         Components of Compensation. In order to objectively establish a fair, reasonable and competitive package an independent consultant was also hired to review the CEO compensation package. This consultant submitted a detailed analysis that formed the basis for decisions that were made in different areas of the compensation plan. This analysis included the use of surveys with financial institutions of similar size and complexity to insure that our programs and decisions are in line with other bank CEO's in North Carolina and this region of the country. The North Carolina Bankers' Association Survey and the Bank Administration Institute Survey were among several sources that were used to obtain relevant information. The following components of the compensation package were taken into consideration during this analysis and review process:

         -- Base Salary - The Company's objective is to have salary parameters, established through comparisons with other financial institutions, that motivate and reward superior performance. The Committee felt the CEO's achievements were significant in terms of the Company's growth and profitability and that base salary levels and recommendations were reasonable and in accordance with the salary administration guidelines prepared from peer group data.

         -- Bonus Plans - For the Company's officers, including the CEO, annual incentive bonuses are directly and indirectly linked to the Company's financial performance and to the officer's individual performance as it relates to enabling the Company to achieve its performance goals. During 1998, as in previous years, the Committee set the CEO's annual incentive bonus as a percentage of base salary based on overall net income targets that were established. This goal was attained and the full payout was earned accordingly. In addition to the annual plan, the CEO and other selected executive officers participate in a long term (five year) bonus plan that encourages long term decisions that increase shareholder value. The goals of this plan were recommended by the Committee to the Board of Directors and are monitored at regular intervals to determine progress.

         -- Long Term Equity Participation (stock options) - For the Company's CEO and other selected executive officers approved by the Committee, stock options may be granted each year at the recommendation of the Committee and at the discretion and approval of the Board of Directors. While no formal system is employed in determining the number of options granted, the Committee does consider the individual's level of responsibility and the number of previously granted stock options. The number and frequency of the grants are in line with our competition in the industry in which we compete based on survey information and data compiled by the consultant engaged by the Committee.

         -- Miscellaneous Benefit Plans - The Company also provides the CEO and certain officers the same benefits that are afforded to all Company employees, including matching contributions under a defined contribution plan, retirement benefits under the Company's pension plans and group insurance covering health, life and disability. Also, the Company's CEO and selected executive officers participate in a Supplemental Executive Retirement Plan and Split Dollar Life Insurance program. These plans are reasonable and frequently found in comparisons with other similar sized financial institutions and are part of a total compensation plan.

         Conclusion. The Committee carefully reviewed the salary and benefit recommendations made to the Board of Directors and believes all approved increases were in line with survey information as compiled independently and with the assistance and advice of an outside consulting organization. The Board of Directors believes that these executive officer compensation policies and programs effectively promote the Company's interests and enhance shareholder value.

         This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                             Compensation Committee
                             ----------------------
             Charles A. Britt, Chairman                    Clifton G. Payne
             Willard B. Apple, Jr. (ex officio)            Elton H. Trent, Jr.
             Barry Z. Dodson                               Kenan C. Wright
             O. Eddie Green

                      Comparison of Cumulative Total Return

         The following graph compares the cumulative shareholder return on the Company's Common Stock since December 31, 1993 through December 31, 1998, with the cumulative total return for the same period on the Nasdaq Stock Market Index (U.S.) and The Carson Medlin Company Independent Bank Index of 23 independent community banks located in seven southeastern states, with assets averaging approximately $450 million.(1) The graph assumes that at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising the other indices indicated and that all dividends, if any, were reinvested.


                       FNB FINANCIAL SERVICES CORPORATION
                          Five Year Performance Index

                                    [GRAPH]

                                                 1993    1994    1995    1996    1997    1998
                                                 ----    ----    ----    ----    ----    ----
          FNB Financial Services Corporation      100     105     137     193     386     259
          Independent Bank Index                  100     119     151     191     280     296
          Nasdaq Index                            100      98     138     170     209     293


(1) The Carson Medlin Company Independent Bank Index is a published industry index of the total return to shareholders over the past five years of 23 similarly-sized independent community banks located in the Southeastern United States.

                              CERTAIN TRANSACTIONS

         Certain of the directors and executive officers of the Company are customers of and borrowers from the Bank in the ordinary course of business. From January 1, 1998 to December 31, 1998, loans outstanding to directors and executive officers of the Company, and their associates as a group, amounted to a maximum of approximately $3,139,637, or 7.0% of the equity capital of the Bank. The peak indebtedness occurred in December 1998. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Bank at any time during the 1998 fiscal year. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectability, or contain other unfavorable features.

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the year ended December 31, 1998, its executive officers and directors complied with all applicable Section 16(a) filing requirements.


                   PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has approved the engagement of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ended December 31, 1998, to replace Cherry, Bekaert & Holland, L.L.P. Cherry, Bekaert & Holland, L.L.P. was notified on August 21, 1998 that the Company was changing independent public accountants.

         The audit reports of Cherry, Bekaert & Holland, L.L.P. on the consolidated financial statements of the Company for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with the audits of the Company's financial statements, for each of the two fiscal years ended December 31, 1997 and in the subsequent interim period through August 21, 1998, there were no disagreements with Cherry, Bekaert & Holland, L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Cherry, Bekaert & Holland, L.L.P. would have caused Cherry, Bekaert & Holland, L.L.P. to make reference to the matter in their report. Cherry, Bekaert & Holland, L.L.P. affirmed these statements in a letter furnished to the Company and filed with the Securities and Exchange Commission.

         During the last two fiscal years and the subsequent interim period through August 21, 1998, the Company did not consult PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Regulation S-K Item 304(a)(2)(i) and (ii).

         The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors for fiscal year 1999. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing PricewaterhouseCoopers LLP as the independent auditors of the Company. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

         A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement and respond to questions.

         The Board of Directors recommends that the shareholders vote "FOR" the ratification of appointment of PricewaterhouseCoopers LLP for fiscal year 1999.

                     SUBMISSION OF SHAREHOLDER PROPOSALS FOR
                               2000 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote at the Company's 2000 annual meeting of shareholders, and which such shareholders desire to have included in the Company's proxy materials relating to that meeting, must be received by the Company on or before November 17, 1999. Proposals received after that date will not be considered for inclusion in such proxy materials. In addition, if a shareholder intends to present a matter for a vote at the 2000 annual meeting of shareholders, other than by submitting a proposal for inclusion in the Company's proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder's notice must be received by the Company's Corporate Secretary at its principal office, 202 South Main Street, Reidsville, North Carolina 27320, on or before January 31, 2000. Such notice should set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) the name and record address of the shareholder, the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.


                                  MISCELLANEOUS

         As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors did not have notice of by January 31, 2000 in accordance with the preceding paragraph; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

         The Annual Report of the Company for the year ended December 31, 1998, which includes financial statements audited and reported upon by the Company's independent auditor, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of this Proxy Statement or a solicitation of proxies.

         THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO: FNB FINANCIAL SERVICES CORPORATION, POST OFFICE BOX 2037, REIDSVILLE, NORTH CAROLINA 27320-2037,
ATTENTION: ROBERT F. ALBRIGHT (336-342-3346).

                                              By Order of the Board of Directors


                                              Willard B. Apple, Jr.
                                              Chairman of the Board
March 16, 1999

REVOCABLE PROXY

                       FNB FINANCIAL SERVICES CORPORATION
                              202 South Main Street
                        Reidsville, North Carolina 27320

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 13, 1999
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ernest J. Sewell and Robert F. Albright, or either of them, as attorney and proxy of the undersigned, each with full power of substitution to represent the undersigned and to vote all shares of FNB Financial Services Corporation which the undersigned is entitled to vote at the above Annual Meeting of Shareholders, and any adjournment or postponement thereof.

When properly executed and returned, this proxy and the shares represented hereby will be voted in the manner described herein by the undersigned. If no direction is made, this proxy and such shares will be voted FOR Proposals 1 and 2 set forth below and described in the Proxy Statement. The undersigned further gives the above-named attorneys and proxies the authority to vote in their discretion upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement of the meeting. This proxy may be revoked prior to its exercise.

The Board of Directors recommends a vote FOR the proposals listed below.

1.  Election of Board of Directors:

    [ ]  FOR all nominees listed below (except as marked to the contrary below).

    [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

            Joseph H. Kinnarney, Elton H. Trent, Jr., Kenan C. Wright

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

------------------------------------------------------

2. Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 1999.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


         By signing the proxy, a shareholder will also be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Company has no current plans to adjourn the meeting, but would attempt to do so if the Company believes that adjournment would promote shareholder interests.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the 1998 Annual Report to Shareholders.

Dated: _____________________, 1999


                                    ---------------------------------------
                                    SIGNATURE OF SHAREHOLDER


                                    ---------------------------------------
                                    SIGNATURE OF SHAREHOLDER

                                    When signing as Attorney-in-Fact, Executor,
                                    Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all should sign. All joint owners must sign. If a corporation, please sign in full corporate name by any authorized officer.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.